Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-144403 on Form S-8 of our report dated June 30, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the plan termination and the change in basis of accounting to the liquidation basis in 2007), appearing in this Annual Report on Form 11-K of the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Columbus, Ohio
June 30, 2008